Exhibit 4.M

Execution Version

CREDIT AGREEMENT

DATED AS OF APRIL 6, 2010

BY AND AMONG

MENTOR GRAPHICS CORPORATION,

BANK OF AMERICA, N.A.,

AS AGENT,

AND

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

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SCHEDULES

Schedule 2.01	Commitments and Pro Rata Shares

Schedule 5.05	Litigation

Schedule 5.07	ERISA

Schedule 5.12	Environmental Matters

Schedule 5.15	Intellectual Property Matters

Schedule 5.16	Subsidiaries and Equity Investments

Schedule 5.17	Insurance Matters

Schedule 7.01	Liens

Schedule 10.02	Offshore and Domestic Lending Offices, Addresses for Notices

Schedule 10.06	Processing and Recordation Fees

EXHIBITS

Exhibit A	Form of Compliance Certificate

Exhibit B	Form of Assignment and Assumption Agreement

Exhibit C	Form of Promissory Note

Exhibit D	Form of Notice of Designation of Unrestricted Subsidiary

Exhibit E	Form of Guaranty

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 6, 2010, among Mentor Graphics Corporation, an Oregon corporation (the “Company”), the several financial institutions from time to time party to this Agreement (collectively, the “Banks”; individually, a “Bank”), and Bank of America, N.A., as administrative agent for the Banks.

WHEREAS, the Banks have agreed to make available to the Company a term loan facility upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Act” has the meaning specified in Section 10.20.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agent” means Bank of America in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent arising under Section 9.06.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent’s Payment Office” means the address for payments set forth on Schedule 10.02 or such other address as the Agent may from time to time specify.

“Agreement” means this Credit Agreement.

“Applicable Margin” means 4.50% per annum with respect to any Offshore Rate Loan and 3.50% per annum with respect to any Base Rate Loan.

“Appraisal” means (a) the Initial Appraisal, or (b) any subsequent written statement (including an update to the Initial Appraisal) setting forth an opinion of the market value of the Property on the same basis used in the Initial Appraisal, so long as such statement or update has been independently and impartially prepared by the appraiser who prepared the Initial Appraisal or another qualified appraiser directly engaged by the Agent.

“Appraised Value” means the market value of the Property, as set forth in the most current Appraisal.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit B.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

“Bank” has the meaning specified in the introductory clause hereto.

“Bank of America” means Bank of America, N.A., a national banking association.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds Rate for such day and (iii) except during an Offshore Rate Unavailability Period, the Offshore Rate plus 1.00%.

“Base Rate Loan” means any portion of the Loan that bears interest based on the Base Rate.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, San Francisco, California, or Portland, Oregon, are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Cash Equivalents” means:

(a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than 12 months from the date of acquisition by the Company or any of its Subsidiaries;

(b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case maturities of not more than 12 months from the date of acquisition by the Company or any of its Subsidiaries, issued by (i) any U.S. commercial bank or any commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (but including, in any event, China, Egypt, India, Israel, Pakistan, Singapore and Taiwan), or a political subdivision of any such country, in each case having combined capital and surplus of not less than $100,000,000 and whose short-term securities are rated at least A-1 by S&P or at least P-1 by Moody’s, or (ii) any Bank;

(c) taxable and tax-exempt commercial paper of an issuer rated at least A-l by S&P or at least P-l by Moody’s and in either case having maturities of not more than 270 days from the date of acquisition by the Company or any of its Subsidiaries;

(d) medium term notes of an issuer rated at least AA by S&P or at least Aa2 by Moody’s and having maturities of not more than 12 months from the date of acquisition by the Company or any of its Subsidiaries;

(e) municipal notes and bonds which are rated at least SP-2 or AA by S&P or at least MIG-2 or Aa by Moody’s and having maturities of not more than 12 months from the date of acquisition by the Company or any of its Subsidiaries;

(f) investments in taxable or tax-exempt money market funds with assets greater than $500,000,000 and whose assets have average maturities less than or equal to 180 days and are rated at least A-l by S&P or at least P-l by Moody’s;

(g) money market preferred instruments of an issuer rated at least A-1 by S&P or at least P-1 by Moody’s and having maturities of not more than 12 months from the date of acquisition by the Company or any of its Subsidiaries;

(h) solely with respect to Cash Equivalents held by Foreign Subsidiaries, similar investments to those set forth in clauses (a) through (g) in the applicable foreign market; or

(i) other similar investments, subject to the Majority Banks’ prior written approval.

“Change of Control” means (a) any “person” (as such term is used in subsections 13(d) and 14(d) of the Exchange Act) or group of persons on or after the Closing Date is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then-outstanding voting securities, or (b) the existing directors for any reason cease to constitute a majority of the Company’s board of directors. “Existing directors” means (x) individuals constituting the Company’s board of directors on the Closing Date, and (y) any subsequent director whose election by the board of directors or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then in office, which directors either were directors on the Closing Date or whose election or nomination for election was previously so approved.

“Closing Date” means the date on which all conditions precedent set forth in Article IV are satisfied or waived by all Banks (or, in the case of Section 4.01(e), waived by the Person entitled to receive such payment).

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Commitment”, as to each Bank, has the meaning specified in Section 2.01(a).

“Company Materials” has the meaning specified in Section 6.02.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation at the time of such determination in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof at the time of such determination, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value at the time of such determination.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.03, 3.02(b) or 3.05, any Base Rate Loan is automatically converted into an Offshore Rate Loan.

“Deed of Trust” means the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith with respect to the Property executed by the Company in favor of the Agent.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” a fluctuating rate per annum equal to the Base Rate, plus the Applicable Margin, plus 2%.

“Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Company that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Eligible Assignee” means (a) a Bank; (b) an Affiliate of a Bank; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, including for release or injury to the environment.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement of even date herewith with respect to the Property executed by the Company in favor of the Agent, as amended from time to time.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which is reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA in excess of $1,000,000, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“Existing Revolving Credit Agreement” means that certain Credit Agreement, dated as of June 1, 2005, as amended, restated or otherwise modified from time to time, by and among the Company, the financial institutions from time to time party thereto and the Agent, as administrative agent, providing for a revolving credit facility for the Company.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a

Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the weighted average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” has the meaning specified in Section 2.07.

“Foreign Plan” means any employee benefit plan maintained or contributed to by a Loan Party that is mandated or governed by any law, rule or regulation of any Governmental Authority other than the United States of America, any state thereof or any other political subdivision thereof.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means, collectively, the Material Domestic Subsidiaries of the Company that execute and deliver a counterpart of the Guaranty on the Closing Date or from time to time thereafter pursuant to Section 6.13.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the Banks, substantially in the form of Exhibit E.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as such pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. Provided, Indebtedness shall not include sales of Permitted Receivables sold pursuant to Permitted Receivables Purchase Facilities and indemnification, recourse or repurchase obligations thereunder. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Liabilities” has the meaning specified in Section 10.04.

“Indemnitee” has the meaning specified in Section 10.04.

“Independent Auditor” has the meaning specified in Section 6.01(a).

“Information” has the meaning specified in Section 10.08.

“Initial Appraisal” means the appraisal of the Property delivered to and accepted by the Agent on the Closing Date.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means the last Business Day of each of February, May, August, and November of each year.

“Interest Period” means, with respect to (a) the Offshore Rate Loan made on the Closing Date, the period commencing on the Closing Date and ending on the next subsequent Interest Payment Date, (b) any Loan converted into an Offshore Rate Loan pursuant to the provisions hereof, the period commencing on the date of such conversion and ending on the next subsequent Interest Payment Date, and (c) any Loan automatically continued as an Offshore Rate Loan, the period commencing on the date of such continuation and ending on the next subsequent Interest Payment Date; provided that, no Interest Period for any Loan shall extend beyond the Maturity Date.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Lending Office” means, as to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify the Company and the Agent.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease or the interest of a purchaser of Permitted Receivables under any Permitted Receivables Purchase Facility.

“Loan” means a term loan in the principal amount of Twenty Million Dollars ($20,000,000), which shall be comprised of one or more Base Rate Loans and/or one or more Offshore Rate Loans (each, a “Type” of Loan).

“Loan Documents” means this Agreement, any Notes, the Fee Letter, the Deed of Trust, the Environmental Indemnity Agreement, the Guaranty and all other documents delivered to the Agent or any Bank in connection herewith.

“Loan Parties” means, collectively, the Company and the Guarantors.

“Loan to Value Ratio” means, as of any date, the ratio, expressed as a percentage, of (a) the outstanding principal balance of the Loan on such date to (b) the Appraised Value as of such date.

“Majority Banks” means at any time at least two Banks then holding more than 50% of the then aggregate unpaid principal amount of the Loan, or, if no such principal amount is then outstanding, at least two Banks then holding more than 50% of the Commitments.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform under the Loan Documents and to avoid any Event of Default; or (c) a material impairment of the rights of or benefits available to the Banks or the Agent under any Loan Document.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.

“Material Subsidiary” means any Subsidiary which (a) for any period, has revenues equal to or greater than 5% of the consolidated revenues of the Company and its Subsidiaries, taken as a whole, or (b) as of the end of any period, has assets equal to or greater than 5% of the consolidated assets of the Company and its Subsidiaries, take as a whole, but in any event shall not include any Unrestricted Subsidiary.

“Maturity Date” means April 6, 2013.

“Moody’s” means Moody’s Investor Service, Inc.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Note” means a promissory note executed by the Company in favor of a Bank pursuant to Section 2.02(b), in substantially the form of Exhibit D.

“Notice of Designation” has the meaning specified in Section 1.04(b).

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by any Loan Party to any Bank, the Agent, or any Indemnitee, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Offshore Rate” means,

(a) for any Interest Period with respect to an Offshore Rate Loan, (i) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, then the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank offshore market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any day with respect to a Base Rate Loan, the rate per annum equal to (A) BBA LIBOR for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day (or, if such day is not a Business Day, on the next preceding Business Day) or (B) if such published rate is not available at such time for any reason, the rate determined by the Agent to be the rate at which deposits in Dollars for delivery on such day (or, if such day is not a Business Day, on the next preceding Business Day) in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank offshore market at their request at the date and time of determination.

“Offshore Rate Loan” means any portion of the Loan which bears interest at a rate determined by reference to the Offshore Rate (excluding, other than for purposes of the definition of “Business Day”, any portion of the Loan that bears interest based on clause (iii) of the definition of Base Rate).

“Offshore Rate Unavailability Period” means any period of time during which a notice delivered to the Company in accordance with Section 3.05 shall remain in force and effect.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and (b) for any Person not a corporation, the partnership agreement, operating agreement and/or such other documents which govern such Person.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party or ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” has the meaning provided in the Revolving Credit Agreement then in effect.

“Permitted Receivables” shall mean all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of goods or services by the Company or any of its Subsidiaries, including any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of the Company or any of its Subsidiaries in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, and (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations.

“Permitted Receivables Purchase Facility” shall mean any agreement of the Company or any of its Subsidiaries providing for sales, transfers or conveyances of Permitted Receivables purporting to be sales (and considered sales under GAAP) that do not provide, directly or indirectly, for recourse against the seller of such Permitted Receivables (or against any of such seller’s Affiliates) by way of a guaranty or any other support arrangement, with respect to the amount of such Permitted Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as product performance and product acceptance.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain (i) any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under Section 8.01(a)).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party sponsors or maintains or to which any Loan Party makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Property” means the Company’s principal facility and headquarters, consisting of approximately 54.49 acres of real property, located at 27788 S.W. Parkway Avenue, Wilsonville, Oregon 97070 and 8205 S.W. Boeckman Road, Wilsonville, Oregon, 97070 and identified as assessor’s parcel numbers 31W11 00500 and 31W12 00501, respectively.

“Pro Rata Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Commitment divided by the combined Commitments of all Banks (or, if all Commitments have been terminated, the aggregate principal amount of the portion of the Loan held by such Bank divided by the aggregate principal amount of the Loan then held by all Banks). As of the Closing Date, the Pro Rata Shares of the Banks are as set forth on Schedule 2.01.

“Public Bank” has the meaning specified in Section 6.02.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Register” has the meaning specified in Section 10.06(c).

“Replacement Revolving Credit Agreement” means any agreement pursuant to which the credit facility provided for in the Existing Revolving Credit Agreement or any other Replacement Revolving Credit Facility is replaced or refinanced in whole and in part and either (a) Bank of America or one or more of its Affiliates is the administrative agent for the lenders therein or (b) each of (i) Bank of America or one or more of its Affiliates and (ii) U.S. Bank or one or more of its Affiliates is a lender.

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief financial officer, the chief operating officer or the treasurer of a Loan Party, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, any of the above officers or the chief accounting officer of a Loan Party, or any other officer having substantially the same authority and responsibility.

“Revolving Credit Agreement” means the Existing Revolving Credit Agreement or any Replacement Revolving Credit Agreement.

“S&P” means Standard & Poor’s Corporation.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Subordinated Indebtedness” means Indebtedness of the Company incurred from time to time and subordinated in right of payment to the Obligations hereunder.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof, but in any event shall not include any Unrestricted Subsidiary other than for purposes of Section 6.01. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Survey” means an ALTA/ASCM survey of the Property in form and substance reasonably satisfactory to the Agent.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, (i) taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office, (ii) any withholding tax that is in effect and would apply to a payment to such Bank or the Agent at the time such Person becomes a party to this Agreement, and (iii) any tax that would not have been imposed but for the failure of a Bank to comply with the certification requirements described in Section 10.07 (unless such failure results from a change in applicable law after the date on which such Bank becomes a party to this Agreement, which precludes such Bank from satisfying any such requirements or otherwise from qualifying for a reduction in or exemption from such withholding Tax).

“Title Company” means First American Title Insurance Company.

“Title Policy” means an ALTA Lender’s Policy of Title Insurance in form and substance reasonably satisfactory to the Agent issued by the Title Company in the amount of the Loan insuring the Deed of Trust as a first priority lien on the Property, containing such endorsements as the Agent may request, excepting only such items as shall be reasonably acceptable to the Agent.

“Trade Date” has the meaning specified in Section 10.06(b).

“Type” has the meaning specified in the definition of “Loan.”

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary designated as such by the Company in accordance with Section 1.04.

“U.S. Bank” means U.S. Bank National Association.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto, but only to the extent such amendments, restatements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”

(f) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent’s or Banks’ involvement in their preparation.

1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b) If the Company or the Majority Banks notify the Agent that the Company or the Majority Banks, as the case may be, desire to amend any covenant in Article VII or any covenant incorporated herein pursuant to Section 6.17, or any definition relating thereto, to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of any such covenant, then the Company’s compliance with such covenant shall be determined in accordance with GAAP as in effect immediately prior to such change in GAAP until either such notice is withdrawn or such covenant or related definition is amended in a manner reasonably satisfactory to the Company and the Majority Banks.

1.04 Designation of Unrestricted Subsidiaries.

(a) The Company, at its option, may from time to time designate any Subsidiary as an “Unrestricted Subsidiary” for purposes hereof in accordance with the following: (i) any Subsidiary that is not a Material Subsidiary may be designated by the Company as an Unrestricted Subsidiary in its sole discretion and (ii) any Material Subsidiary may be designated by the Company as an Unrestricted Subsidiary only with the prior written consent of the Majority Banks; provided, however, no Subsidiary may be designated as an Unrestricted Subsidiary if (A) immediately after giving effect to any such designation, the aggregate revenues for the most recently ended fiscal quarter of all Unrestricted Subsidiaries (including any Subsidiary being newly designated as an Unrestricted Subsidiary), taken as a whole, shall exceed 15% of the aggregate revenues for such fiscal quarter of the Company, its Subsidiaries and its Unrestricted Subsidiaries, taken as a whole, (B) immediately after giving effect to any such designation, the aggregate assets of all Unrestricted Subsidiaries (including any Subsidiary being newly designated as an Unrestricted Subsidiary), taken as a whole, shall exceed 15% of the aggregate assets of the Company, its Subsidiaries and its Unrestricted Subsidiaries, taken as a whole, or (C) any Default or Event of Default then exists (unless such designation would cure such Default or Event of Default) or would result from any such designation.

(b) Whenever the Company desires to designate a Subsidiary as an Unrestricted Subsidiary, the Company shall provide to the Agent a Notice of Designation of Unrestricted Subsidiary (a “Notice of Designation”) in substantially the form of Exhibit D signed by a Responsible Officer. Subject to the preceding subsection (a), any designation by the Company of an Unrestricted Subsidiary shall become effective (i) in the case of any Subsidiary that is not a Material Subsidiary, three Business Days after the Agent’s receipt of a completed Notice of Designation in respect of such Subsidiary, and (ii) in the case of any Material Subsidiary, upon the written consent of the Majority Banks. In the case of the preceding clause (ii), the Majority Banks shall use good-faith efforts to consent to or deny the Company’s request to designate a Material Subsidiary as an Unrestricted Subsidiary within 30 days of the Agent’s receipt of a completed Notice of Designation in respect of such Material Subsidiary.

(c) The Company may from time to time redesignate any Unrestricted Subsidiary as a “Subsidiary” for purposes hereof by delivering to the Agent prior written notice of such redesignation signed by a Responsible Officer.

ARTICLE II

THE LOAN

2.01 Term Loan. Each Bank severally agrees that it shall, on the terms and conditions set forth herein, make its pro rata portion of the Loan to the Company on the Closing Date. Subject to the terms and conditions set forth herein, each Bank severally agrees that it shall fund the portion of the Loan equal to the amount of its Commitment set forth on Schedule 2.01 (such amount, the “Commitment” of such Bank) on the Closing Date. Any portion of the Loan that is repaid or prepaid may not be reborrowed.

2.02 Loan Accounts.

(a) The portion of the Loan made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loan made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loan.

(b) Upon the request of any Bank made through the Agent, the portion of the Loan made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of the portion of the Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank’s record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to the Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

2.03 Loan Funding; Continuation and Conversion.

(a) The Loan made on the Closing Date shall be an Offshore Rate Loan with an Interest Period commencing on the Closing Date and ending on the next subsequent Interest Payment Date. Each Bank will make the amount of its Pro Rata Share of the Loan available to the Agent for the account of the Company at the Agent’s Payment Office by 12:00 noon (San Francisco time) on the Closing Date in funds immediately available to the Agent. The proceeds of such Loan will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of Bank of America with the aggregate of the amount of the Loan made available to the Agent by the Banks and in like funds as received by the Agent.

(b) Effective as of each Interest Payment Date, the Loan shall automatically be continued as an Offshore Rate Loan with an Interest Period ending on the next subsequent Interest Payment Date. All such automatic continuations shall be made ratably according to the respective outstanding principal amounts of the continued Offshore Rate Loan held by each Bank.

(c) During the existence of a Default or an Event of Default, the Agent may, with the consent of the Majority Banks, suspend the obligation of the Banks to make, maintain or continue Offshore Rate Loans by providing written notice to the Company of such suspension. Upon receipt of such notice, the Company shall convert all Offshore Rate Loans to Base Rate Loans, either on the last day of the Interest Period therefor, or immediately, as required by the Agent. The obligation of the Banks to make Offshore Rate Loans shall be suspended until the Agent has confirmed that the Default or Event of Default no longer exists at which time the Company may, upon written notice to the Agent, elect to convert any Base Rate Loans to Offshore Rate Loans.

2.04 Optional Prepayments; Application of Payments. Subject to Section 3.04, the Company may, at any time or from time to time, (a) in the case of Offshore Rate Loans, upon not less than three (3) Business Days’ irrevocable notice to the Agent, ratably prepay the Loan in whole or in part, in minimum amounts of $2,000,000 or any multiple of $250,000 in excess thereof, or (b) in the case of Base Rate Loans, upon irrevocable notice to the Agent given no later than 9:00 a.m. (San Francisco time) on the date of prepayment, ratably prepay the Loan in whole or in part, in minimum amounts of $2,000,000 or any multiple of $250,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loan to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04. Each optional prepayment pursuant to this Section 2.04 shall be applied to the remaining installments of principal of the Loan as directed by the Borrower, or if the Borrower does not give direction, pro rata to each subsequent installment of principal.

2.05 Repayment of Principal.

(a) The Company shall make a principal payment of the Loan in the amount of $500,000.00 on each Interest Payment Date.

(b) On the Maturity Date, the Company will repay the remaining principal balance of the Loan plus any accrued but unpaid interest thereon.

(c) If at any time the Loan to Value Ratio is greater than or equal to fifty five percent (55%), then the Company shall, within ten (10) Business Days after receipt of the Appraisal reflecting the Appraised Value causing the Loan to Value Ratio to exceed such percentage amount, prepay the Loan in an amount sufficient to cause the Loan to Value Ratio to be less than or equal to fifty percent (50%).

(d) Each prepayment of the Loan pursuant to Section 2.05(c) shall be applied pro rata to the remaining installments of principal of the Loan.

2.06 Interest.

(a) The Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to any conversion of the Loan pursuant to Section 2.03(c), 3.02 or 3.05), plus the Applicable Margin; provided, however, if any amount of principal of or interest on the Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Company agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at the Default Rate.

(b) Interest on the Loan shall be paid in arrears on each Interest Payment Date. All accrued and unpaid interest on the principal amount repaid shall also be paid on the date of each principal payment described in Section 2.05(a) and at the time of each other principal payment of the Loan. During the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

(c) Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

2.07 Fees. The Company shall (i) pay an annual administrative fee to the Agent for the Agent’s own account, (ii) pay an arrangement fee to the Agent for the Agent’s own account, and (iii) pay an upfront fee to the Agent for the account of each Bank, in each case, as required by the letter agreement (“Fee Letter”) between the Company and the Agent dated April 6, 2010.

2.08 Computation of Fees and Interest.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

2.09 Payments Generally.

(a) All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Agent, for the account of the respective Banks to which such payment is owed, at the Agent’s Payment Office in dollars and in immediately available funds not later than 11:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received. All payments received by the Agent after 11:00 a.m. (San Francisco time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Unless the Agent shall have received notice from a Bank prior to the Closing Date that such Bank will not make available to the Agent the full amount of such Bank’s Commitment for the Loan, the Agent may assume that such Bank has made the full amount of its Commitment for the Loan available on such date in accordance with Section 2.03(a) and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Bank has not in fact made the full amount of its Commitment for the Loan available to the Agent, then the applicable Bank and the Company severally agree to pay to the Agent forthwith on demand the difference between such Bank’s Commitment and the amount of such Commitment actually funded by such Bank in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Bank, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Company, the interest rate applicable to the Loan. If the Company and such Bank shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Bank pays the full amount of its Commitment for the Loan to the Agent, then the amount so paid shall be included in the Loan. Any payment by the Company shall be without prejudice to any claim the Company may have against a Bank that shall have failed to make such payment to the Agent.

(c) Unless the Company has notified the Agent prior to the date any payment is required to be made by it to the Agent hereunder that the Company will not make such payment, the Agent may assume that the Company has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Agent in immediately available funds, then each Bank shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Bank in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent in immediately available funds at the Federal Funds Rate from time to time in effect. A notice of the Agent to the Banks with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) The obligations of the Banks hereunder to make the Loan and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Bank to fund its Commitment for the Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so fund its Commitment for the Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Nothing herein shall be deemed to obligate any Bank to obtain the funds for the Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for the Loan in any particular place or manner.

2.10 Sharing of Payments, Etc.

(a) If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the portion of the Loan made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Bank(s) such participations in the Loan made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Company to the Agent or any Bank under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

(b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

(i) the sum payable shall be increased as necessary so that, after making all such deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) the Company shall make all required deductions and withholdings;

(iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(c) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of i) Taxes, ii) Other Taxes, and iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

(d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

(e) If the Company is required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

3.02 Illegality.

(a) If any Bank determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or to determine or charge interest rates based upon the Offshore Rate, or any Governmental Authority has imposed material restrictions on the authority of such Bank to purchase or sell, or to take deposits of,

Dollars in the London interbank market, then, on notice thereof by such Bank to the Company through the Agent, any obligation of such Bank to make or continue Offshore Rate Loans, or to convert Base Rate Loans to Offshore Rate Loans, or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Offshore Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Offshore Rate shall be suspended until such Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Bank (with a copy to the Agent), prepay or, if applicable, convert all Offshore Rate Loans of such Bank and Base Rate Loans as to which the interest rate is determined with reference to the Offshore Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Offshore Rate, either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Offshore Rate Loans or Base Rate Loans. Notwithstanding the foregoing and despite the illegality for such a Bank to make, maintain or fund Offshore Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Offshore Rate, that Bank shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

(b) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

3.03 Increased Costs and Reduction of Return.

(a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

(b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy and such Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

3.04 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

(a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

(b) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.04; or

(c) the prepayment (including pursuant to Section 2.04) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section 3.04, each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

3.05 Inability to Determine Rates. If the Majority Banks determine that for any reason in connection with any request for a conversion to an Offshore Rate Loan or in connection with any automatic continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Offshore Rate Loan, (ii) adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or (iii) the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, does not adequately and fairly reflect the cost to such Banks of funding such Offshore Rate Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans shall be suspended until the Agent (upon the instruction of the Majority Banks) revokes such notice. Upon the Company’s receipt of such notice, any pending automatic continuation of an Offshore Rate Loan shall be suspended and such Offshore Rate Loan shall be converted to a Base Rate Loan.

3.06 Reserves on Offshore Rate Loans. The Company shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each

Offshore Rate Loan equal to the actual costs of such reserves allocated to such Offshore Rate Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Offshore Rate Loan, provided the Company shall have received at least 15 days’ prior written notice (with a copy to the Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

3.07 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

3.08 Delay. Failure or delay on the part of any Bank to demand compensation under this Article III shall not constitute a waiver of such Bank’s right to demand such compensation; provided, that no Bank shall be entitled to compensation under this Article III for any increased costs or reductions incurred or suffered with respect to any date unless such Bank shall have notified the Company not more than 90 days after the later of (a) such date and (b) the date on which such Bank shall have become aware of such costs or reductions.

3.09 Replacement of Banks. If any Bank requests compensation under Section 3.03, or if the Company is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.01, the Company may replace such Bank in accordance with Section 10.16.

3.10 Survival. The agreements and obligations of the Company in this Article III shall survive the payment of the Loan and all other Obligations.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions of Loan. The obligation of each Bank to fund its Commitment for the Loan hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to the Agent and each Bank, and in sufficient copies for each of the Banks:

(a) Loan Documents. The following Loan Documents executed by a Responsible Officer of each signing Loan Party thereto:

(i) this Agreement;

(ii) the Fee Letter;

(iii) the Deed of Trust; and

(iv)	the Environmental Indemnity.

(b) Resolutions; Incumbency.

(i) Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Loan Party; and

(ii) A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute and deliver this Agreement, and all other Loan Documents to be delivered by it hereunder;

(c) Organization Documents; Good Standing. Each of the following documents:

(i) the articles of incorporation and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

(ii) a status certificate for the Company from the Secretary of State of its jurisdiction of organization, in each case, as of a recent date, together with a bring-down certificate transmitted by facsimile or electronic mail, dated on or about the Closing Date.

(d) Legal Opinions. Opinions of the Vice President and General Counsel of the Company, Landye Bennett Blumstein LLP, and Latham & Watkins LLP, each in form and substance reasonably satisfactory to the Agent and its legal counsel and addressed to the Agent and the Banks.

(e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with reasonable Attorney Costs of Bank of America to the extent invoiced prior to or on the Closing Date; including any such costs, fees and expenses arising under or referenced in Sections 2.07 and 10.04.

(f) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

(i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date), and no Default or Event of Default exists on such date or shall result from the Loan; and

(ii) there has occurred since October 31, 2009, no event or circumstance that has resulted or is reasonably expected to result in a Material Adverse Effect.

(g) A duly completed Compliance Certificate as of the end of the fiscal quarter ended October 31, 2009, signed by a Responsible Officer of the Company.

(h) The Title Policy.

(i) The Survey.

(j) INTENTIONALLY OMITTED.

(k) Evidence of the casualty and other insurance coverage required by this Agreement.

(l) Such other documents, property information and other assurances as the Agent may reasonably require concerning the Property.

(m) Written notice to the Agent and the Banks setting forth the name(s) of all Responsible Officers and other individuals authorized to give notices by or on behalf of the Company that the Agent and the Banks shall be entitled to rely and act upon pursuant to Section 10.02(e).

(n) Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

4.02 Reduction of Commitments under Existing Revolving Credit Agreement. The Company shall have reduced the “Commitments” under the Existing Revolving Credit Agreement to an amount not greater than $100,000,000 in accordance with Section 2.05 of the Existing Revolving Credit Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent and each Bank that:

5.01 Corporate Existence and Power. The Company and each of its Material Subsidiaries:

(a) is an entity duly organized, validly existing and, if applicable in such jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or other establishment;

(b) has (i) the power and authority and (ii) all governmental licenses, authorizations, consents and approvals, in each case, to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation or other entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(ii), clause (c) or clause (d), to the extent that the failure to do so is not reasonably expected to have a Material Adverse Effect.

5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which any Loan Party is party, have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any Loan Party’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which any Loan Party is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

(c) violate any Requirement of Law;

except, in each case referred to in the foregoing clauses (b) and (c), where the conflict, breach, contravention, creation or violation is not reasonably expected to have a Material Adverse Effect.

5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of each Loan Party thereto, enforceable against each such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.05 Litigation. Except as specifically disclosed in Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) is reasonably expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Loan Party. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, is reasonably expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).

5.07 ERISA Compliance. Except as specifically disclosed in Schedule 5.07:

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other applicable federal or state law, except to the extent that the failure to comply is not reasonably expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received or has applied for when due and not been denied a favorable determination letter from the IRS and to the best knowledge of each Loan Party, nothing has occurred which would cause the loss of such qualification. Each Loan Party and each ERISA Affiliate has made or duly provided for all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of each Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or is reasonably expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or is reasonably expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Each Loan Party has made full payment when due of all material required contributions to any Foreign Plans.

5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loan are to be used solely for the purposes set forth in and permitted by Section 6.12. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. To the extent that the Company uses Loan proceeds to acquire shares of its own stock which is Margin Stock, the Company will cause such acquired shares to be immediately retired.

5.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, the Property and all other real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. As of the Closing Date, the personal property of the Company and its Material Subsidiaries is subject to no Liens, other than Permitted Liens, and the real property (including the Property is subject to no Liens, other than Liens permitted pursuant to Section 7.01.

5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the best knowledge of the Company, there is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

5.11 Financial Condition.

(a) The unaudited consolidated balance sheets of the Company and its Subsidiaries as of January 31, 2010, and the related consolidated statements of operations and cash flows for the fiscal quarter ended on that date:

(i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except for the absence of footnotes and as otherwise expressly noted therein and subject to ordinary, good faith year end audit adjustments; and

(ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby.

(b) The audited financial statements of the Company at January 31, 2009, reflect or disclose all material Indebtedness and other liabilities of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(c) Since January 31, 2010, there has been no Material Adverse Effect.

5.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, including the Property, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

5.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which is reasonably expected to have a Material Adverse Effect.

5.15 Copyrights, Patents, Trademarks and Licenses, Etc. Except as disclosed on Schedule 5.15, the Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of any Loan Party, proposed, which, in either case, is reasonably expected to have a Material Adverse Effect.

5.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 which, identifies with respect to each such Subsidiary whether it is a Material Subsidiary or an Unrestricted Subsidiary. The Company has no material equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16.

5.17 Insurance. Except as specifically disclosed in Schedule 5.17, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

5.18 Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

5.19 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

5.20 Tax Shelter Regulations. The Company does not intend to treat the Loan and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Company determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof. If the Company so notifies the Agent, the Company acknowledges that one or more of the Banks may treat its portion of the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Bank or Banks, as applicable, will maintain the lists and other records required by such Treasury Regulation.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Loan or any other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

6.01 Financial Statements. The Company shall deliver to the Agent and each Bank, in form and detail reasonably satisfactory to the Agent and the Majority Banks:

(a) as soon as available, but not later than 100 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the related audited consolidated statements of operations and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries on a consolidated basis for the periods indicated in conformity with GAAP consistently applied. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Material Subsidiary’s records; and

(b) as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of operations and cash flows for the period commencing on the first day and ending on the last day of such quarter, certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries on a consolidated basis; provided, that if the Company has one or more designated Unrestricted Subsidiaries during any period in respect of which the Company is required to deliver financial statements pursuant to Section 6.01(a) or (b), the Company shall concurrently deliver to the Agent and each Bank corresponding unaudited consolidating financial statements of each such Unrestricted Subsidiary as of the end of and for such period.

6.02 Certificates; Other Information. The Company shall furnish to the Agent and each Bank:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a Compliance Certificate executed by a Responsible Officer and (ii) a schedule listing each Subsidiary that was a Material Subsidiary for, or as of the end of, the period covered by such financial statements;

(b) promptly, but in no event later than 10 days after filing the same, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;

(c) promptly after the Company has notified the Agent of any intention by the Company to treat the Loan and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request.

Reports required to be delivered pursuant to Sections 6.01(a) or (b) or 6.02(b) shall be deemed to have been delivered on the date on which the Company posts such reports on the Company’s website on the Internet at the website address listed on Schedule 10.02 or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov.; provided that (x) the Company shall deliver paper copies of such reports to the Agent or any Bank who requests the Company to deliver such paper copies until written request to cease delivering paper copies is given by the Agent or such Bank, (y) the Company shall notify by facsimile or by electronic mail the Agent and each Bank of the posting of any such reports, and (z) in every instance the Company shall provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Agent and each of the Banks. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

The Company hereby acknowledges that (a) the Agent may make available to the Banks materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (provided that any such similar electronic system is being adopted by the Agent for distribution of such materials and/or information provided by or on behalf of similarly situated borrowers in connection with syndicated credit facilities), (the “Platform”) and (b) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Bank”). The Company hereby agrees that (w) all Company Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Agent and the Banks to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. The Company shall promptly notify the Agent and each Bank:

(a) of the occurrence of any Default or Event of Default;

(b) as soon as a Responsible Officer of the Company becomes aware thereof, of any matter that is reasonably expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Material Subsidiary; including pursuant to any applicable Environmental Laws;

(c) promptly, but in no event more than 10 days after such event, of the occurrence of any of the following events affecting any Loan Party or any ERISA Affiliate, and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Loan Party or any ERISA Affiliate with respect to such event:

(i) an ERISA Event;

(ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

(iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by any Loan Party or any ERISA Affiliate; or

(iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

(d) upon the request from time to time (but not more frequently than once each fiscal quarter unless a Default or an Event of Default exists) of the Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated, but the reasonable failure to identify all such clauses or provisions shall not, of itself, constitute a failure to comply with Section 6.03(a).

6.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Material Subsidiary to:

(a) except as otherwise permitted by this Agreement, preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, including all rights, privileges and franchises necessary or desirable for the operation of the Property and the conduct of the Company’s business on the Property, except (i) in connection with transactions permitted by Section 7.03 of the Revolving Credit Agreement (or the applicable section of any Replacement Revolving Credit Agreement) and sales of assets permitted by Section 7.02 of the Revolving Credit Agreement, or (ii) where such failure to preserve or maintain is not reasonably expected to result in a Material Adverse Effect;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which is reasonably expected to have a Material Adverse Effect.

6.05 Maintenance of Property. The Company shall, and shall cause each Subsidiary to, maintain and preserve all of its material property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities. The Company shall (a) maintain the Property, including the parking and landscaping portions thereof, in good condition and repair, (b) promptly make, or cause tenants to make all necessary structural and non-structural repairs to the Property which are required by any Requirement of Law or required to maintain the Property in good working order and condition, ordinary wear and tear excepted, and (c) not demolish, alter, remove or add to any improvements, except alterations which do not have an adverse effect on the use, value or operation of the Property. The Company shall, and shall cause each Subsidiary to, pay when due all material claims for labor performed and materials furnished therefor in connection with any improvements or construction activities other than those being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

6.06 Insurance.

(a) The Company shall maintain, and shall cause each Material Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) In addition, the Company shall maintain the following insurance with respect to the Property:

(i) Insurance against Casualty to the Property under a policy or policies covering such risks as are presently included in “special form” (also known as “all risk”) coverage, including such risks as are ordinarily insured against by similar businesses in similar geographic locations, but in any event including fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, malicious mischief and acts of terrorism. Such insurance shall name the Agent as mortgagee and loss payee. Unless otherwise agreed in writing by the Agent (such agreement not to be unreasonably withheld or delayed), such insurance shall be for the full insurable value of the Property on a replacement cost basis, with a deductible amount, if any, reasonably satisfactory to the Agent (Agent acknowledges that the deductible amount in effect on the date hereof is satisfactory). No policy of insurance shall be written such that the proceeds thereof will produce less than the minimum coverage required by this Section by reason of co-insurance provisions or otherwise. The term “full insurable value” means one hundred percent (100%) of the actual replacement cost of the Property, including tenant improvements (excluding foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items).

(ii) Comprehensive (also known as commercial) general liability insurance on an “occurrence” basis against claims for “personal injury” liability and liability for death, bodily injury and damage to property, products and completed operations, in limits reasonably satisfactory to the Agent with respect to any one occurrence and the aggregate of all occurrences during any given annual policy period (Agent acknowledges that the limits in effect on the date hereof are satisfactory). Such insurance shall name the Agent as an additional insured.

(iii) Workers’ compensation insurance for all employees of the Company in such amount as is required by applicable law and including employer’s liability insurance, if reasonably required by the Agent.

(iv) During any period of construction of tenant improvements, the Company shall maintain, or cause others to maintain, such insurance as may be required by the Agent of the type customarily carried in the case of similar construction for one hundred percent (100%) of the full replacement cost of materials stored at or upon the Property. During any period of other construction upon the Property, the Company shall maintain, or cause others to maintain, builder’s risk insurance (non-reporting form) of the type customarily carried in the case of similar construction for one hundred percent (100%) of the full replacement cost of work in place and materials stored at or upon the Property.

(v) If at any time any portion of any structure on the Property is insurable against Casualty by flood and is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, a flood insurance policy in form and amount reasonably acceptable to the Agent but in no amount less than the amount sufficient to meet the requirements of applicable law as such requirements may from time to time be in effect.

(vi) Such other and further insurance as may be required from time to time by the Agent in order to comply with regular requirements and practices of the Agent in similar transactions including, if required by the Agent, boiler and machinery insurance, pollution liability insurance, wind insurance and earthquake insurance, so long as any such insurance is generally available at commercially reasonable premiums.

(c) Each policy of insurance (i) shall be issued by one or more insurance companies each of which must have an A.M. Best Company financial and performance rating of A-IX or better and are qualified or authorized by the laws of the State of Oregon to assume the risks covered by such policy, (ii) with respect to the insurance described under the Subsections (i), (iv), and (v) of (b) above, shall have attached thereto standard non-contributing, non-reporting mortgagee clauses in favor of and entitling the Agent without contribution to collect any and all proceeds payable under such insurance, either as sole payee or as joint payee with the Company, (iii) shall provide that such policy shall not be canceled or modified for nonpayment of premiums without at least ten (10) days prior written notice to the Agent, or for any other reason without at least thirty (30) days prior written notice to the Agent, and (iv) shall provide that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of the Company which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. The Company shall promptly pay all premiums when due on such insurance and, not less than ten (10) days prior to the expiration dates of each such policy, the Company will deliver to the Agent acceptable evidence of insurance, such as a renewal policy or policies marked “premium paid” or other evidence reasonably satisfactory to the Agent reflecting that all required insurance is current and in force. The Company will immediately give notice to the Agent of any cancellation of, or change in, any insurance policy. The Agent shall not, because of accepting, rejecting, approving or obtaining insurance, incur any liability for (A) the existence, nonexistence, form or legal sufficiency thereof, (B) the solvency of any insurer, or (C) the payment of losses. The Company may satisfy any insurance requirement hereunder by providing one or more “blanket” insurance policies, subject to the Agent’s reasonable approval in each instance as to limits, coverages, forms, deductibles, inception and expiration dates, and cancellation provisions (Agent acknowledges that the “blanket” insurance policies in effect on the date hereof have been approved).

(d) If the Company fails to keep, or cause a Subsidiary to keep, the insurance coverage required pursuant to Section 6.06(b) in effect while the Loan is outstanding, the Agent may procure the coverage at the Company’s expense. The Company will reimburse the Agent, on demand, for all premiums paid by the Agent, which amounts may be added to the principal balance of the Loan and shall bear interest at the Default Rate.

6.07 Payment of Obligations. The Company shall, and shall cause each Material Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets;

(b) unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, all lawful claims which, if unpaid, would by law become a Lien upon its property not otherwise permitted hereunder;

(c) all Indebtedness where failure to pay or discharge such Indebtedness is reasonably expected to result in a Material Adverse Effect; and

(d) all Subordinated Indebtedness in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), whether individually or collectively, of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise).

6.08 Compliance with Laws. The Company shall comply, and shall cause each Material Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) or property (including the Property), except such as may be contested in good faith or as to which a bona fide dispute may exist or as is not reasonably expected to have a Material Adverse Effect.

6.09 Compliance with ERISA. Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except in each case to the extent that any failure to maintain such compliance or qualification or to make such contributions is not reasonably expected to have a Material Adverse Effect.

6.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Material Subsidiary to maintain adequate books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Material Subsidiary. The Company shall permit, and shall cause each Material Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably necessary upon reasonable advance notice to the Company and, in the case of any discussion with independent public accountants of the Company, or any Material Subsidiary, upon providing the Company’s representatives with a reasonable opportunity to participate in and/or be present at any such discussion; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company and at any time during normal business hours without advance notice (except that the Company’s representatives shall be given a reasonable opportunity to participate in and/or be present at any discussions with independent public accountants of the Company, or any Material Subsidiary).

6.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance, in all material respects, with all Environmental Laws.

6.12 Use of Proceeds. The proceeds of the Loan shall be used to reduce the principal amount of the “Loans” outstanding under the Existing Revolving Credit Agreement and to pay fees and expenses due under the Loan Documents.

6.13 Additional Guarantors. The Company shall notify the Agent at the time that any Person becomes a Material Domestic Subsidiary of the Company after the date hereof, and promptly thereafter (and in any event within 30 days), cause such Person to (i) become a Guarantor by executing and delivering to the Agent a counterpart of the Guaranty or such other document as the Agent shall reasonably deem appropriate for such purpose, and (ii) deliver to the Agent documents of the types referred to in clauses (b) and (c) of Section 4.01 and favorable legal opinions of counsel to such Person, which shall cover (A) the due organization and good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (C) the enforceability of such Loan Documents against such Subsidiary and (D) such other matters as were contained in the legal opinions delivered pursuant to Section 4.01(d) or that the Agent may otherwise reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Agent and its counsel.

6.14 Inspections and Appraisals of the Property. The Company shall allow the Agent and its agents to visit the Property at any reasonable time during normal business hours and upon reasonable advance notice for the purpose of inspecting the Property and conducting Appraisals, and deliver to the Agent any financial or other information concerning the Property as the Agent may request. The Agent may, at the Company’s expense, obtain Appraisals of the Property at any time in its sole discretion; provided, however, the Company shall be obligated to pay for the cost of only one (1) Appraisal during each twelve (12) month period that the Loan is outstanding.

6.15 Use of the Property. The Company shall occupy the Property for the conduct of its regular business and reasonably related lines of business, and will not change the use of the Property to any other purpose without the Agent’s prior written approval.

6.16 Indemnity Regarding Use of Property. The Company shall indemnify, defend with counsel reasonably acceptable to the Agent, and hold the Agent and the Banks harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all reasonable legal fees and expenses of Agent’s counsel) arising out of or resulting from the construction of any improvements on the Property, or the ownership, operation, or use of the Property, whether such claims are based on theories of derivative liability, comparative negligence or otherwise.

6.17 Survival of Revolving Credit Agreement Covenants. In the event that at any time the Revolving Credit Agreement shall terminate or at any time any Bank shall cease to be a “Bank” thereunder, then from and after such time the Company shall (a) if the Existing Revolving Credit Agreement is the most recent Revolving Credit Agreement, perform and comply with the provisions of Article VII of the Existing Revolving Credit Agreement, or (b) if the Existing Revolving Credit Agreement is not the most recent Replacement Revolving Credit Agreement, perform and comply with the negative covenants in the most recent Replacement Revolving Credit Agreement.

ARTICLE VII

NEGATIVE COVENANTS

So long as the Loan or any other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

7.01 Limitation on Liens. The Company shall not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon any part of the Property, whether now owned or hereafter acquired, other than the following:

(a) any Lien existing on the Property on the Closing Date and set forth in Schedule 7.01;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, levies, imposts, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that no notice of lien has been filed or recorded;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property;

(e) easements, rights-of-way, zoning or use restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(f) other non-consensual Liens arising in the ordinary course of business the existence or enforcement of which would not result in a Material Adverse Effect; and

(g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time for the Company and its Subsidiaries do not exceed $5,000,000.

7.02 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, otherwise than in connection with the purchase of shares of its own stock for immediate retirement, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, in the case of each of the preceding clauses (i), (ii) and (iii) in violation of Regulation T, U or X of the FRB, or (iv) to acquire any security in any transaction that is subject to Section 13(d) or 14(d) of the Exchange Act unless such transaction has been duly approved in advance by the board of directors of the issuer of such security.

7.03 Minimum Cash. The Company shall not as of the last day of any fiscal quarter suffer or permit the sum of its cash plus the value (valued in accordance with GAAP) of all Cash Equivalents of the Company and its Subsidiaries to be less than $45,000,000.

ARTICLE VIII

EVENTS OF DEFAULT

8.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay, (i) when and as required to be paid herein, any amount of principal of the Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer of any Loan Party, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03(a), 6.07(d), 6.12 or 6.17 or in Article VII; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer of such Loan Party knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

(e) Cross-Acceleration. (i) The Company or any Material Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), (1) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 or (2) arising under the Revolving Credit Agreement in either case when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under (1) any agreement or instrument relating to any such Indebtedness or Contingent Obligation or (2) the Revolving Credit Agreement, and, in either case, such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, and as a result of such failure, event or condition under the preceding clauses (A) or (B) such Indebtedness has been declared or become due or has been required to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be required to be made, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as defined in such Swap Contract) as to which the Company or any Subsidiary is an Affected Party (as defined in such Swap Contract), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $10,000,000; or

(f) Insolvency; Voluntary Proceedings. Any Loan Party or any of their respective Material Subsidiaries (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Material Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or is reasonably expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $10,000,000; or (iii) any Loan Party or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

(i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $20,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

(j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which has a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k) Change of Control. There occurs any Change of Control; or

(l) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Indebtedness and subordinating such Subordinated Indebtedness to the Obligations hereunder is for any reason revoked, invalidated or otherwise breached by the Company or any Subsidiary, or otherwise ceases to be in full force and effect as a result of any act or omission of the Company or any Subsidiary, or the Company or any Subsidiary otherwise contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, in each case unless the Company can satisfy the Agent, in its reasonable discretion, that such Indebtedness would be permitted under the covenants applicable pursuant to Section 6.17 absent such subordination provisions; or

(m) Invalidity of Loan Documents. Any Loan Party declares that it intends not to comply with any material provision of the Loan Documents; or any Loan Party denies that it has any further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

8.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

(a) declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(b) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 8.01(f) or (g) (in the case of clause (i) of Section 8.01(g) upon the expiration of the 60-day period mentioned therein), the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become due and payable as set forth in the proviso to Section 8.02), any amounts received, whether from the Company, any Guarantor or otherwise, on account of the Obligations shall be applied by the Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Banks (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting unpaid principal of the Loan, ratably among the Banks in proportion to the respective amounts described in this clause (c) held by them; and

(d) Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by law.

ARTICLE IX

THE AGENT

9.01 Appointment and Authority. Each of the Banks hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (except for Section 9.06) are solely for the benefit of the Agent, the Banks, and none of the Loan Parties shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Bank. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Banks.

9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Company, or a Bank.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loan, that by its terms must be fulfilled to the satisfaction of a Bank, the Agent may presume that such condition is satisfactory to such Bank unless the Agent shall have received notice to the contrary from such Bank prior to the making of the Loan. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

9.06 Resignation of Agent. The Agent may at any time give notice of its resignation to the Banks and the Company. Upon receipt of any such notice of resignation, the Majority Banks shall have the right, with the consent of the Company at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Banks, shall have been consented to by the Company (to the extent required) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Banks, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Company and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank directly, until such time as the Majority Banks appoint and, to the extent required, the Company consents to, a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as the Agent.

9.07 Non-Reliance on Agent and Other Banks. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, or a Bank hereunder.

9.09 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Agent and their respective agents and counsel and all other amounts due the Banks and the Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Agent to vote in respect of the claim of any Bank in any such proceeding.

9.10 Guaranty Matters. The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or a Material Domestic Subsidiary as a result of a transaction permitted hereunder, provided, however, that no such release shall be authorized where the sale or other disposition of substantially all of the equity interest of a Guarantor is to an Affiliate of the Company. Upon request by the Agent at any time, the Majority Banks will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Company, the Agent and each Bank hereby agree that no Bank shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies under the Guaranty may be exercised solely by the Agent for the benefit of the Banks in accordance with the terms thereof.

ARTICLE X

MISCELLANEOUS

10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Majority Banks and the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Article IV without the written consent of each Bank;

(b) extend or increase the Commitment of any Bank without the written consent of such Bank;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document without the written consent of each Bank directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, the Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Bank directly affected thereby; provided, however, that only the consent of the Majority Banks shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on the Loan or to reduce any fee payable hereunder;

(e) change Section 2.10 or Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Bank;

(f) change any provision of this Section or the definition of “Majority Banks” or any other provision hereof specifying the number or percentage of Banks required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Bank;

(g) release all or substantially all of the value of the Guaranty without the written consent of each Bank;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (ii) the [Fee Letter] may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Bank may not be increased or extended without the consent of such Bank.

10.02 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article II if such Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Agent. In addition, each Bank agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank.

(e) Reliance by Agent and Banks. The Agent and the Banks shall be entitled to rely and act upon any notices believed in good faith by the Agent or the Banks to have been given by or on behalf of the Company by a Responsible Officer or other individual authorized for such purpose in a written notice to the Agent signed by a Responsible Officer of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Agent, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice believed in good faith to have been given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) following an Event of Default, all out-of-pocket expenses incurred by the Agent, or any Bank (including the fees, charges and disbursements of any counsel for the Agent, or any Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

(b) Indemnification by the Company. The Company shall indemnify the Agent (and any sub-agent thereof), each Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property (including the Property) owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Indemnified Liabilities (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Banks. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Bank’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Banks under this subsection (c) are subject to the provisions of Section 2.11(c).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Bank, and the repayment, satisfaction or discharge of the Loan and all of the other Obligations.

10.05 Payments Set Aside. To the extent that any Loan Party makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks. Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loan at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes the Loan outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) any assignment of a Commitment must be approved by the Agent unless the Person that is the proposed assignee is itself a Bank (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loan owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Company at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Bank may request and receive from the Agent a copy of the Register.

(d) Participations. Any Bank may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loan owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agent, the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a foreign Bank if it were a Bank shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant complies with Section 10.07 as though it were a Bank.

(f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Withholding Tax.

(a) If any Bank is a “foreign corporation, partnership or trust” within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

(i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

(iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank’s IRS Form W-8BEN as no longer valid.

(c) If any Bank claiming exemption from United States withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including reasonable Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

10.08 Treatment of Certain Information; Confidentiality. Each of the Agent and the Banks agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers and employees (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the agents, advisors and representatives of any Person identified in the foregoing clause (a) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will either have a legal obligation to keep the Information confidential or enter into an agreement to keep the Information confidential), (c) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (e) to any other party hereto, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its professional advisors who have a legal obligation to keep the Information confidential or enter into an agreement to keep the Information confidential) to any swap or derivative transaction relating to the Company and its obligations, (h) with the written consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company provided that such source is not bound by a confidentiality agreement with the Company known to the Agent or such Bank, as the case may be.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Bank on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or secret. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent and the Banks acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

10.09 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loan has been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, or Bank of America under the Loan Documents, the Company hereby irrevocably authorizes Bank of America to debit any deposit account of the Company with Bank of America in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Bank of America’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

10.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

10.12 Release of Guaranty. In the event that any Subsidiary that was a Material Domestic Subsidiary ceases to be a Material Domestic Subsidiary as of the last Business Day of any fiscal quarter, so long as no Default shall have occurred and be continuing, the Agent shall, as of the first Business Day of the subsequent fiscal quarter, be deemed to have released the Guaranty. In such event, or in the event that any Guarantor ceases to be a Subsidiary of the Company in accordance with the terms of this Agreement, the Agent shall, at such Subsidiary’s expense, execute and deliver such releases of such Guaranty, as may be reasonably requested by such Subsidiary.

10.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

10.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent Parties and the Indemnitees, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

10.16 Replacement of Banks. If any Bank requests compensation under Section 3.03, or if the Company is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.01, or if any Bank is a Defaulting Bank, then the Company may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a) the Agent shall have been paid the assignment fee specified in Section 10.06(b);

(b) such Bank shall have received payment of an amount equal to the outstanding principal of the portion of the Loan owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.17 Governing Law and Jurisdiction.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OREGON OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA OR OREGON, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

10.18 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Bank, regardless of any investigation made by the Agent or any Bank or on their behalf and notwithstanding that the Agent or any Bank may have had notice or knowledge of any Default on the Closing Date, and shall continue in full force and effect as of each date made as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.20 USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Bank) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank or the Agent, as applicable, to identify the Company in accordance with the Act.

10.21 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California, by their proper and duly authorized officers as of the day and year first above written.

MENTOR GRAPHICS CORPORATION

By:	/s/ Dean Freed
Name:	Dean Freed
Title:	VP & General Counsel

and

By:	/s/ Ethan Manuel
Name:	Ethan Manuel
Title:	Treasurer

BANK OF AMERICA, N.A.,
as Agent

By:	/s/ Robert Rittelmeyer
Name:	Robert Rittelmeyer
Title:	Vice President

BANK OF AMERICA, N.A.,
as a Bank

By:	/s/ Kevin McMahan
Name:	Kevin McMahan
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Bank

By:	/s/ Richard J. Ameny, Jr.
Name:	Richard J. Ameny, Jr.
Title:	Vice President

SCHEDULE 5.05

TO

CREDIT AGREEMENT

LITIGATION

None.

SCHEDULE 5.07

TO

CREDIT AGREEMENT

ERISA

(a) None.

SCHEDULE 5.12

TO

CREDIT AGREEMENT

ENVIRONMENTAL MATTERS

None.

SCHEDULE 5.15

TO

CREDIT AGREEMENT

INTELLECTUAL PROPERTY MATTERS

None.

SCHEDULE 5.16

TO

CREDIT AGREEMENT

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

A. Subsidiaries1

EverCAD Software Corporation

Expert Dynamics Ltd.

Flomerics Italy

Limited Liability Company Embedded Alley Solutions RUS

Logicvision International Inc.

Mentor Graphics (Asia) Private Limited

Mentor Graphics (Canada) Limited

Mentor Graphics Denmark, Branch of Scandinavia

Mentor Graphics (Deutschland) GmbH

Mentor Graphics Development Crolles

Mentor Graphics Development (Deutschland) GmbH*

Mentor Graphics Development Services CJSC

Mentor Graphics Development Services (Ireland) Saint Petersburg Branch

Mentor Graphics Development Services Limited

Mentor Graphics (Egypt)

Mentor Graphics (Espana) SA

Mentor Graphics (Finland) OY

Mentor Graphics (France) SARL

Mentor Graphics (Holdings) Limited

Mentor Graphics (India) Private Limited

Mentor Graphics (Ireland), Austria Branch

Mentor Graphics (Ireland) Danish Branch

Mentor Graphics (Ireland), Finnish Branch

Mentor Graphics (Ireland), French Branch

Mentor Graphics (Ireland) Limited*

Mentor Graphics Ireland Limited, Filial Sweden

Mentor Graphics (Ireland), Taiwan Branch

[1]	“*” denotes Material Subsidiaries. “+” denotes Unrestricted Subsidiaries.

Mentor Graphics (Ireland), UK Branch

Mentor Graphics (Israel) Limited

Mentor Graphics (Japan) Company Limited*

Mentor Korea Company, Limited*

Mentor Graphics Magyarorszag Kft. (Hungary)

Mentor Graphics (Netherlands Antilles) N.V.

Mentor Graphics (Netherlands) B.V.

Mentor Graphics Pakistan Development (Private) Limited

Mentor Graphics Polska Sp. Z.o.o.

Mentor Graphics (Sales and Services) Private Limited

Mentor Graphics (Scandinavia) AB

Mentor Graphics (Schweiz) AG

Mentor Graphics (Shanghai) Electronic Technology Company Limited

Mentor Graphics (UK) Limited

Mentor Italia S.R.L. Branch

Meta Systems SARL

MicReD Kft

Moscow Branch Office of Mentor Graphics Development Services Limited

Volcano Communications Technologies AB (Sweden)

VR Acquisition Ltd.

INACTIVE OR IN LIQUIDATION:

Embedded Alley Solutions, Inc.

Flomerics France

Flomerics Germany

Flomerics Group Limited (formerly PLC)

Flomerics Incorporated

Flomerics India Private Limited

Flomerics Japan Limited

Flomerics Limited

Flomerics Nordic AB

Flomerics Asia Limited

Mentor Graphics Development (Ireland) Limited

Nika GmbH

Nika Software 000 (Russia)

Nika France Sarl

Logicvision (Canada) Inc.

Logicvision (Europe) Ltd.

Logicvision Inc.

Logicvision Japan KK

Logicvision India Pvt. Ltd.

Pextra Corporation

Sierra Design Automation Private Limited

Sierra Design Automation SARL

Veribest International Limited UK

B. Other Material Equity Investments

M2000 S.A. – minority equity investment of 10% ownership

SCHEDULE 5.17

TO

CREDIT AGREEMENT

INSURANCE MATTERS

None.

SCHEDULE 7.01

TO

CREDIT AGREEMENT

PERMITTED LIENS

None.

SCHEDULE 2.01

COMMITMENTS AND PRO RATA SHARES

Bank	Commitment	Pro Rata Share
Bank of America, N.A.	$11,400,000.00	57.00%
U.S. Bank National Association	$8,600,000.00	43.00%

TOTAL	$20,000,000.00	100.00%

SCHEDULE 10.02

OFFSHORE AND DOMESTIC LENDING OFFICES, ADDRESSES FOR NOTICES

MENTOR GRAPHICS CORPORATION

Address for Notices:

Mentor Graphics Corporation

8005 S.W. Boeckman Road

Wilsonville, OR 97070-7777

Attention: Dennis Weldon

Telephone: (503) 685-7830

Facsimile: (503) 685-7707

Website: www.mentorg.com

BANK OF AMERICA, N.A., as the Agent

Notices of Conversion/Continuation:

Bank of America, N.A.

Credit Services West

Mail Code: CA4-702-02-25

2001 Clayton Road, Building B

Concord, California 94520-2405

Attention: G.K. Lapitan

Telephone: (925) 675-8205

Facsimile: (888) 969-9170

Email: g.k.lapitan@baml.com

Agent’s Payment Office:

Bank of America, N.A.

ABA No.: 026009593

Account No.: 3750836479

Reference: Mentor Graphics Corp.

Attention: G.K. Lapitan, Credit Services West

Mail Code: CA4-702-02-25

2001 Clayton Road, Building B

Concord, California 94520-2405

All Other Notices:

Bank of America, N.A.,

Mail Code CA5-701-05-19

1455 Market Street, 5th Floor

San Francisco, California 94103

Attention: Robert J. Rittelmeyer, Vice President

Telephone: (415) 436-2616

Facsimile: (415) 503-5099

Email: robert.j.rittelmeyer@baml.com

BANK OF AMERICA, N.A., as a Bank

Domestic and Offshore Lending Office:

Bank of America, N.A.

Credit Services West

Mail Code: CA4-702-02-25

2001 Clayton Road, Building B

Concord, California 94520-2405

Attention: G.K. Lapitan

Telephone: (925) 675-8205

Facsimile: (888) 969-9170

Email: g.k.lapitan@baml.com

Notices (other than Notices of Conversion/Continuation):

Bank of America, N.A.,

Mail Code CA5-704-06-37

315 Montgomery Street - 6th Floor

San Francisco, California 94104

Attention: Kevin McMahon, Senior Vice President

Telephone: (415) 913-2794

Facsimile: (415) 913-2358

Email: kevin.mcmahon@baml.com

SCHEDULE 10.06

PROCESSING AND RECORDATION FEES

The Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500